As filed with the Securities and Exchange Commission on September 17, 2013

Registration No. 333-143963

Registration No. 333-143962

Registration No. 333-141537

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-143963

FORM S-8 REGISTRATION STATEMENT NO. 333-143962

FORM S-8 REGISTRATION STATEMENT NO. 333-141537

Under

The Securities Act of 1933

IES SUBSIDIARY HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7600	46-2276549
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5433 Westheimer Road, Suite 500

Houston, TX 77056

(Address of Principal Executive Offices Including Zip Code)

MISCOR Group, Ltd. 2005 Stock Option Plan

MISCOR Group, Ltd. Restricted Stock Repurchase Plan

MISCOR Group, Ltd. Employee Stock Purchase Plan

(Full Title of the Plan)

Gail Makode

5433 Westheimer Road, Suite 500

Houston, TX 77056

(713) 860-1500

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by MISCOR Group, Ltd. (“MISCOR”) with the Securities and Exchange Commission:

(1)	Registration Statement No. 333-143963, registering 2,000,000 shares, without par value, of MISCOR common stock (“Common Stock”) (or 80,000 shares after giving effect to MISCOR’s 2008 1-for-25 reverse stock split (the “Reverse Stock Split”)), filed June 22, 2007, issuable under the MISCOR Group, Ltd. 2005 Stock Option Plan.

(2)	Registration Statement No. 333-143962, registering 1,000,000 shares of MISCOR Common Stock (or 40,000 shares after giving effect to the Reverse Stock Split), filed June 22, 2007, issuable under the MISCOR Group, Ltd. Restricted Stock Purchase Plan.

(3)	Registration Statement No. 333-141537, registering 16,000,000 shares of MISCOR Common Stock (or 640,000 shares after giving effect to the Reverse Stock Split), filed March 23, 2007, issuable under the MISCOR Group, Ltd. Employee Stock Purchase Plan.

On September 13, 2013, pursuant to an Agreement and Plan of Merger dated as of March 13, 2013, as amended by the First Amendment to Agreement and Plan of Merger dated as of July 10, 2013 (the “Merger Agreement”), by and among MISCOR, Integrated Electrical Services, Inc. (“Parent”), and IES Subsidiary Holdings, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), MISCOR merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, all offerings of MISCOR securities pursuant to the Registration Statements were terminated. In accordance with the undertaking contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered thereby (collectively, the “Registered Securities”) which remain unsold at the termination of the offering, Merger Sub, as successor to MISCOR by virtue of the Merger, hereby removes from registration, by means of these Post-Effective Amendments, any Registered Securities that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, IES Subsidiary Holdings, Inc., as successor by merger to MISCOR Group, Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 17th day of September, 2013.

IES SUBSIDIARY HOLDINGS, INC. (as successor by merger to MISCOR Group, Ltd.)

By:	/s/ James M. Lindstrom
Name: James M. Lindstrom Title: President

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James M. Lindstrom James M. Lindstrom	Sole Director and President (Principal Executive Officer)	September 17, 2013

/s/ Robert W. Lewey Robert W. Lewey	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	September 17, 2013